Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), made in New York, New York as of July 1, 2006, between Nephros, Inc., a Delaware corporation (the “Company”), and William J. Fox (“Executive”).

WHEREAS, the Company desires to employ Executive as its Executive Chairman, and Executive desires to accept such employment on the terms and conditions hereinafter set forth;

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1.     Term.

Unless earlier terminated in accordance with Section 4 hereof, the term of this Agreement shall be the two-year period commencing as of the date hereof and ending on June 30, 2008 (the “Initial Term”). Thereafter, this Agreement shall automatically be extended for one or more additional annual periods unless Executive or the Company gives written notice, no less than sixty (60) days prior to the end of the Initial Term or any extension thereof (the Initial Term and any extension, together, the “Term”), of his or its election not to renew this Agreement (in which case Executive’s employment shall terminate on the date of expiration of the Term, unless earlier terminated in accordance with Section 4 hereof). In the event that Executive’s employment terminates because the Company has given written notice to Executive electing not to extend the Term, Executive shall upon such termination be entitled to receive the compensation and benefits set forth in Section 5(d) of the Agreement as if Executive’s employment had been terminated by the Company without Cause (as defined in Section 4(c) of the Agreement), as of the date of expiration of the Term. In the event that Executive’s employment terminates because Executive has given written notice to the Company electing not to extend the Term, Executive shall upon such termination be entitled to receive the compensation and benefits set forth in Section 5(b) of the Agreement as if Executive’s employment had been terminated by Executive without Good Reason (as defined in Section 4(e) of the Agreement), as of the date of expiration of the Term.

2.      Employment.

(a)  Employment by the Company; Director. Executive agrees to be employed by the Company during the Term upon the terms and subject to the conditions set forth in this Agreement. Executive shall serve as the Executive Chairman of the Company and shall report to the Board of Directors of the Company (the “Board of Directors”). Executive agrees to (i) continue to serve as a member of the Board of Directors if appointed or elected to such position, (ii) resign as a member of the Board of Directors upon termination of his employment for any reason by him or the Company and (iii) execute such documents and take such other action (if any) as may be requested by the Company to give effect to any such resignation.

(b)  Performance of Duties. Throughout the Term, Executive shall faithfully and diligently perform Executive’s duties in conformity with the directions of the Company and serve the Company to the best of Executive’s ability. Executive shall devote the substantial majority of his business time and best efforts to the business and affairs of the Company. In his capacity as the Executive Chairman of the Company, Executive shall have such duties and responsibilities as may be prescribed by the Board of Directors.

(c)  Place of Performance. Executive shall be principally based at the Company’s offices in New York, New York or at such other location in Manhattan or northern New Jersey as the Company may determine in its sole discretion. Notwithstanding the foregoing, Executive shall be permitted to work from home on Fridays and from time to time on such other days as determined by the Company in its sole discretion. Executive recognizes that his duties will require, at the Company’s expense, travel to domestic and international locations.

3.     Compensation and Benefits.

(a)  Base Salary. The Company agrees to pay to Executive a base salary (“Base Salary”) at the annual rate of $277,500 during the first year of the Term (each year of the Term, a “Term Year”). On July 1, 2007 and, if applicable, the July 1 of each Term Year thereafter, Executive’s Base Salary shall be increased by an amount equal to no less than the Base Salary in effect on June 30 of the Term Year then ended multiplied by the percentage increase, if any, in the CPI as of June 30 for the Term Year then ended as compared to the CPI as of June 30 for the year prior to the Term Year then ended. For purposes of this Section 3(a), “CPI” means the “Consumer Price Index: New York, New York, All Items - Urban Wage Earners and Clerical Workers,” published by the United States Bureau of Labor Statistics of the United States Department of Labor. The Compensation Committee of the Board of Directors may determine in its sole discretion to further increase the Base Salary. Payments of the Base Salary shall be payable in equal installments in accordance with the Company’s standard payroll practices.

(b)  Annual Performance Bonus. Executive shall be eligible to receive an annual cash bonus (the “Performance Bonus”) for each Term Year. The Performance Bonus, if any, will be based on the extent to which individual and Company-wide performance goals established by the Board of Directors for each Term Year have been met. Each Performance Bonus, if any, shall be paid on the September 30 following the completion of the applicable Term Year, provided that if such date falls on a Saturday or Sunday, such payment shall be made on the first business day following such date. Except as provided in Sections 5(c)(ii) and 5(d)(ii), Executive must be employed by the Company on the last day of the applicable Term Year to be eligible for the Performance Bonus.

(c)  Option. The Company shall grant to Executive an option to purchase 450,000 shares of the common stock of the Company, in accordance with and subject to the provisions of the Nephros, Inc. 2004 Stock Incentive Plan , as it may be amended from time to time (the “2004 Stock Incentive Plan”), and a Non-Qualified Stock Option Agreement in substantially the form attached hereto as Exhibit 1.

(d)  Benefits and Perquisites. Executive shall be entitled to participate in, to the extent Executive is otherwise eligible under the terms thereof, the benefit plans and programs, and receive the benefits and perquisites, generally provided by the Company to senior executives of the Company, including without limitation family medical insurance (subject to applicable employee contributions). Executive shall be entitled to receive thirty (30) days of annual paid vacation.

(e)  Business Expenses. The Company agrees to reimburse Executive for all reasonable and necessary travel, business entertainment, professional dues and fees and other business expenses incurred by Executive in connection with the performance of his duties under this Agreement. Such reimbursements shall be made by the Company on a timely basis upon submission by Executive of such expenses in accordance with the Company’s standard procedures.

(f)  Additional Monthly Cash Payment. The Company agrees that it will make an additional cash payment to Executive of $450 per month (the “Additional Monthly Payment”) through the Additional Monthly Payment End Date (as defined below) in connection with payments under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), which Executive’s daughter is currently making. The “Additional Monthly Payment End Date” shall be the earlier of (i) the date such current COBRA continuation coverage expires and (ii) the date Executive’s daughter becomes employed with a new employer and is eligible for coverage under the group benefits plan of the new employer. If during the period Executive is receiving the Additional Monthly Payment, Executive’s daughter obtains new employment and becomes eligible for coverage under the group benefits plan of the new employer, Executive must notify the Company in writing of such employment and coverage.

(g)  No Other Compensation or Benefits; Payment. The compensation and benefits specified in this Section 3 and in Section 5 of this Agreement shall be in lieu of any and all other compensation and benefits. Payment of all compensation and benefits to Executive specified in this Section 3 and in Section 5 of this Agreement (i) shall be made in accordance with the relevant Company policies in effect from time to time to the extent the same are consistently applied, including normal payroll practices, and (ii) shall be subject to all legally required and customary withholdings.

(h)  Cessation of Employment. In the event Executive shall cease to be employed by the Company for any reason, then Executive’s compensation and benefits shall cease on the date of such event, except as otherwise specifically provided herein or in any applicable employee benefit plan or program or as required by law.

4.      Termination of Employment. Executive’s employment hereunder may be terminated prior to the end of the Term under the following circumstances.

(a)  Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(b)  Executive Becoming Totally Disabled. The Company may terminate Executive’s employment hereunder at any time after Executive becomes “Totally

 Disabled.” For purposes of this Agreement, Executive shall be “Totally Disabled” in the event Executive is unable to perform the duties and responsibilities contemplated under this Agreement for a period of 90 consecutive days due to physical or mental incapacity or impairment. During any period that Executive fails to perform Executive’s duties hereunder as a result of incapacity due to physical or mental illness (the “Disability Period”), Executive shall continue to receive the compensation and benefits provided by Section 3 of this Agreement until Executive’s employment hereunder is terminated; provided, however, that the amount of base compensation and benefits received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under any disability benefit plan or program provided to Executive by the Company.

(c)  Termination by the Company for Cause. The Company may terminate Executive’s employment hereunder for Cause at any time after providing written notice to Executive. For purposes of this Agreement, the term “Cause” shall mean any of the following: (i) the neglect or failure or refusal of Executive to perform Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness); (ii) the engaging by Executive in gross negligence or misconduct which is injurious to the Company or any of its affiliates, monetarily or otherwise; (iii) perpetration of an intentional and knowing fraud against or affecting the Company or any of its affiliates or any customer, client, agent, or employee thereof; (iv) any willful or intentional act that could reasonably be expected to injure the reputation, business, or business relationships of the Company or any of its affiliates or Executive’s reputation or business relationships; (v) Executive’s material failure to comply with, and/or a material violation by Executive of, the internal policies of the Company or any of its affiliates and/or procedures or any laws or regulations applicable to Executive’s conduct as an employee of the Company; (vi) Executive’s conviction (including conviction on a nolo contendere plea) of a felony or any crime involving fraud, dishonesty or moral turpitude; (vii) the breach of a covenant set forth in Section 6; or (viii) any other material breach by Executive of this Agreement; provided, however, that, if susceptible of cure, a termination by the Company under Sections 4(c)(i), 4(c)(v) or 4(c)(viii) shall be effective only if, within 14 days following delivery of a written notice by the Company to Executive that the Company is terminating his employment for Cause, Executive has failed to cure the circumstances giving rise to Cause.

(d)  Termination by the Company Without Cause. The Company may terminate Executive’s employment hereunder at any time for any reason or no reason by giving Executive thirty (30) days prior written notice of the termination. Following any such notice, the Company may reduce or remove any and all of Executive’s duties, positions and titles with the Company.

(e)  Termination by Executive for Good Reason. Executive may terminate his employment hereunder for Good Reason at any time after providing written notice to the Company. For purposes of this Agreement, the term “Good Reason” shall mean any of the following: (i) the Company decreases or fails to pay the compensation described in Sections 3(a), 3(b) 3(c) or 3(d) (in accordance with, and subject to, such provisions); (ii) Executive no longer holds the office of Executive Chairman or an office of equivalent stature, or his functions and/or duties as Executive Chairman are materially diminished; (iii) Executive’s job site is relocated to a location outside of Manhattan or northern New Jersey, unless the parties mutually agree to such relocation; or (iv) a Change in Control (as such term is defined in the 2004 Stock

Incentive Plan) occurs; provided, however, that a termination by Executive for Good Reason shall be effective only if, within 14 days following delivery of a written notice by Executive to the Company that Executive is terminating his employment for Good Reason, the Company has failed to cure the circumstances giving rise to Good Reason.

(f)  Termination by Executive Without Good Reason. Executive may terminate his employment hereunder at any time for any reason or no reason by giving the Company thirty (30) days prior written notice of the termination. Following any such notice, the Company may reduce or remove any and all of Executive’s duties, positions and titles with the Company, and any such reduction or removal shall not constitute Good Reason.

5.  Compensation Following Termination Prior to the End of the Term or Upon Nonrenewal of the Agreement. In the event that Executive’s employment hereunder is terminated prior to the end of the Term or upon nonrenewal of the Agreement, Executive shall be entitled only to the following compensation and benefits upon such termination or nonrenewal:

(a)       General. On any termination of Executive’s employment, he shall be entitled to:

(i)
any accrued but unpaid Base Salary for services rendered through the date of termination; provided, however, that in the event Executive’s employment is terminated pursuant to Section 4(b), the amount of Base Salary received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under any disability benefit plan or program provided to Executive by the Company;

(ii)
any Performance Bonus not yet paid for any Term Year ending prior to or on the date of termination of Executive’s employment (payable as and when such bonus would have been paid had Executive’s employment continued); provided, however, that no such payment shall be due if Executive’s employment is terminated for Cause;

(iii)	any vacation accrued to the date of termination;

(iv)
any accrued but unpaid business expenses or monthly cash payments through the date of termination required to be reimbursed in accordance with Sections 3(e) and 3(f) of this Agreement, respectively; and

(v)
receive any benefits to which he may be entitled upon termination pursuant to the plans, programs and agreement referred to in Sections 3(c) and 3(d) hereof in accordance with the terms of such plans, programs and agreement.

(b)  Termination by the Company for Cause; Termination by Executive Without Good Reason; Nonrenewal of the Agreement by Executive. In the event that Executive’s employment is terminated prior to the expiration of the Term by the Company for Cause pursuant to Section 4(c) or by Executive without Good Reason pursuant to Section 4(f), or Executive gives written notice of his election not to renew the Agreement pursuant to Section 1, Executive shall be entitled only to those items identified in Section 5(a).

(c)  Termination by Reason of Death or Executive Becoming Totally Disabled. In the event that Executive’s employment is terminated prior to the expiration of the Term by reason of Executive’s death pursuant to Section 4(a) or Executive becoming Totally Disabled pursuant to Section 4(b), Executive (or his estate, as the case may be) shall be entitled only to the following:

(i)	those items identified in Section 5(a); and

(ii)
a prorated portion of the Performance Bonus, if any, for the Term Year in which Executive’s employment terminated, based on the number of days Executive was employed by the Company in such year (such bonus, if any, to be paid as and when such bonus would have been paid had Executive’s employment continued).

(d)       Termination by the Company Without Cause; Termination by Executive for Good Reason; Nonrenewal of the Agreement by the Company. In the event that Executive’s employment is terminated prior to the expiration of the Term by the Company without Cause pursuant to Section 4(d) or by Executive for Good Reason pursuant to Section 4(e), or the Company gives written notice of its election not to renew the Agreement pursuant to Section 1, Executive shall be entitled only to the following:

(i)	those items identified in Section 5(a);

(ii)
a prorated portion of the Performance Bonus, if any, for the Term Year in which Executive’s employment terminated, based on the number of days Executive was employed by the Company in such year (such bonus, if any, to be paid as and when such bonus would have been paid had Executive’s employment continued) (it being understood by the parties that in the event Executive’s employment terminates because of the Company giving written notice of its election not to renew the Agreement pursuant to Section 1, no Performance Bonus shall be due pursuant to this Section 5(d)(ii), and the only Performance Bonus due shall be pursuant to Section 5(a)(ii) of the Agreement); and

(iii)	the continued payment of the Base Salary (as determined pursuant to Section 3(a)) for twelve months (such sums to be paid at the times and in the amounts such Base Salary would have been paid had Executive’s employment not terminated); provided, however, that if necessary to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance and regulations, the payment of such sums shall be made as follows: (A) no payments shall be made for a six-month period following the date of termination, (B) an amount equal to six months of Base Salary shall be paid in a lump sum six months following the date of termination, and (C) during the period beginning six months following the date of termination through the remainder of the twelve-month period, payment of the Base Salary shall be made at the times and in the amounts such Base Salary would have been paid had Executive’s employment not terminated.

(e)  Effect of Material Breach of Section 6 on Compensation and Benefits Following Termination of Employment Pursuant to Section 5. If, at the time of termination of Executive’s employment for any reason prior to the expiration of the Term or any time thereafter, Executive is in material breach of any covenant contained in Section 6 hereof, Executive (or his estate, as applicable) shall not be entitled to any payment (or if payments have commenced, any continued payment) under Sections 5(c)(ii), 5(d)(ii) or 5(d)(iii), provided that the Company shall provide written notice to Executive generally describing such material breach.

(f)  No Further Liability; Release. Payment made and performance by the Company in accordance with this Section 5 shall operate to fully discharge and release the Company and its directors, officers, employees, affiliates, stockholders, successors, assigns, agents and representatives from any further obligation or liability with respect to Executive’s employment and termination of employment. Other than providing the compensation and benefits provided for in accordance with this Section 5, the Company and its directors, officers, employees, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement. The payment of any amounts pursuant to this Section 5 (other than payments required by law) is expressly conditioned upon the delivery by Executive to the Company of a release in form and substance reasonably satisfactory to the Company of any and all claims Executive may have against the Company and its directors, officers, employees, affiliates, stockholders, successors, assigns, agents and representatives arising out of or related to Executive’s employment by the Company and the termination of such employment.

6.      Exclusive Employment; Noncompetition; Nonsolicitation; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents.

6.1     No Conflict; No Other Employment. During the period of Executive’s employment with the Company, Executive shall not, except as expressly provided in the last sentence of this Section 6.1: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Executive’s duties hereunder nor shall Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit, except as approved in advance in writing by the Company (through the Chairman of the Compensation Committee of the Board of Directors or the Lead Director of the Company), or (ii) accept or engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefor. Notwithstanding the foregoing, Executive may undertake the following activities during his employment with the Company, provided they do not conflict or unreasonably interfere with his responsibilities and obligations hereunder (including, without limitation, under Sections 2(a), 2(b), 6.2, 6.3, 6.4 or 6.5 of the Agreement) (a) manage his personal investments and otherwise attend to personal affairs, including charitable, social and political activities, (b) serve as a member on the boards of directors and advisory boards of those entities he currently serves (Executive to provide a written list of such entities to the Company simultaneously with the parties’ execution of this Agreement), as well as additional boards of directors and advisory groups, provided that Executive has provided written notice to the Company of such appointment or election prior to commencement of such service, and (c) provide consulting services to other entities, provided that such consulting engagement(s) are approved in advance in writing by the Company (the response to such request to be furnished by the Chairman of the Compensation Committee of the Board of Directors or the Lead Director of the Company no later than two weeks of receipt by each of them of Executive’s written request to provide such consulting services).

6.2     Noncompetition; Nonsolicitation.

(a)       Executive acknowledges and recognizes the highly competitive nature of the Company’s business and that access to the Company’s confidential records and proprietary information renders him special and unique within the Company’s industry. In consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during (i) his employment with the Company and (ii) the period beginning on the date of termination of employment for any reason and ending one year after the date of termination of employment (the “Post-Employment Period”), Executive shall not, directly or indirectly, engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business, provided that the provisions of this Section 6.2(a) will not be deemed breached merely because Executive owns less than 1% of the outstanding common stock of a publicly-traded company. For purposes of this Agreement, “Competing Business” shall mean (i) any business in which the Company is currently engaged anywhere in the world, including but not limited to (A) the development of medical equipment in the hemodiafiltration realm for use in ESRD chronic therapy, and (B) the development of cold water purification systems; and (ii) any other business which the Company engages in anywhere in the world during Executive’s employment with the Company, provided that, solely for purposes of this clause (ii), such business represents more than 5% of the Company’s net sales or net income (as determined in accordance with generally accepted accounting principles) for the preceding twelve-month period.

(b)     In further consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during his employment and the Post-Employment Period, he shall not, directly or indirectly, (i) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or any of its affiliates to terminate his, her, or its relationship with the Company or such affiliate; (ii) solicit, encourage or attempt to solicit or encourage any of the employees of the Company or any of its affiliates to become employees or consultants of any other person or entity; (iii) solicit, encourage or attempt to solicit or encourage any of the consultants of the Company or any of its affiliates to become employees or consultants of any other person or entity, provided that the restriction in this clause (iii) shall not apply if (A) such solicitation, encouragement or attempt to solicit or encourage is in connection with a business which is not a Competing Business and

(B)    the consultant’s rendering of services for the other person or entity will not interfere with the consultant’s rendering of services to the Company; (iv) solicit or attempt to solicit any customer, vendor or distributor of the Company or any of its affiliates with respect to any product or service being furnished, made, sold or leased by the Company or such affiliate, provided that the restriction in this clause (iv) shall not apply if such solicitation or attempt to solicit is (A) in connection with a business which is not a Competing Business and (B) does not interfere with, or conflict with, the interests of the Company or any of its affiliates; or (v) persuade or seek to persuade any customer of the Company or any affiliate to cease to do business or to reduce the amount of business which any customer has customarily done or contemplates doing with the Company or such affiliate, whether or not the relationship between the Company or its affiliate and such customer was originally established in whole or in part through Executive’s efforts. For purposes of this Section 6.2(b) only, the terms “customer,” “vendor” and “distributor” shall mean a customer, vendor or distributor who has done business with the Company or any of its affiliates within twelve months preceding the termination of Executive’s employment.

(c)    During Executive’s employment with the Company and during the Post-Employment Period, Executive agrees that upon the earlier of Executive’s (i) negotiating with any Competitor (as defined below) concerning the possible employment of Executive by the Competitor, (ii) receiving an offer of employment from a Competitor, or (iii) becoming employed by a Competitor, Executive will (A) immediately provide written notice to the Company of such circumstances and (B) provide copies of Section 6 of this Agreement to the Competitor. Executive further agrees that the Company may provide notice to a Competitor of Executive’s obligations under this Agreement, including without limitation Executive’s obligations pursuant to Section 6 hereof. For purposes of this Agreement, “Competitor” shall mean any entity (other than the Company or any of its affiliates) that engages, directly or indirectly, in any Competing Business.

(d)  Executive understands that the provisions of this Section 6.2 may limit his ability to earn a livelihood in a business similar to the business of the Company or its affiliates but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement, including any amounts or benefits provided under Sections 3 and 5 hereof and other obligations undertaken by the Company hereunder, is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of Executive’s education, skills and abilities, Executive agrees that he will not assert in any forum that such provisions prevent him from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

6.3    Proprietary Information. Executive acknowledges that during the course of his employment with the Company he will necessarily have access to and make use of proprietary information and confidential records of the Company and its affiliates. Executive covenants that he shall not during the Term or at any time thereafter, directly or indirectly, use for his own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose, any proprietary information to any individual or entity, unless such disclosure has been authorized in writing by the Company or is otherwise required by law. Executive acknowledges and understands that the term “proprietary information” includes, but is not limited to: (a) the software products, programs, applications, and processes utilized by the Company or any of its affiliates; (b) the name and/or address of any customer or vendor of the Company or any of its affiliates or any information concerning the transactions or relations of any customer or vendor of the Company or any of its affiliates with the Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by the Company or any of its affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Company or any of its affiliates but not at the time offered generally to customers or vendors; (d) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company or any of its affiliates; (e) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or any of its affiliates; (f) any business plans, budgets, advertising or marketing plans; (g) any information contained in any of the written or oral policies and procedures or manuals of the Company or any of its affiliates; (h) any information belonging to customers or vendors of the Company or any of its affiliates or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence; (i) any inventions, innovations or improvements covered by this Agreement; and (j) all written, graphic and other material relating to any of the foregoing. Executive acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term “proprietary information” shall not include information generally available to and known by the public or information that is or becomes available to Executive on a non-confidential basis from a source other than the Company, any of its affiliates, or the directors, officers, employees, partners, principals or agents of the Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality).

6.4    Confidentiality and Surrender of Records. Executive shall not during the Term or at any time thereafter (irrespective of the circumstances under which Executive’s employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual’s or entity’s employment or retention by the Company. Upon termination of employment for any reason or upon request by the Company, Executive shall deliver promptly to the Company all property and records of the Company or any of its affiliates, including, without limitation, all confidential records. For purposes hereof, “confidential records” means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Executive’s possession or under his control or accessible to him which contain any proprietary information. All property and records of the Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during the Term and thereafter.

6.5    Inventions and Patents. All inventions, innovations or improvements (including policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or made by Executive, either alone or jointly with others, in the course of his employment by the Company, belong to the Company. Executive will promptly disclose in writing such inventions, innovations or improvements to the Company and perform all actions reasonably requested by the Company to establish and confirm such ownership by the Company, including, but not limited to, cooperating with and assisting the Company in obtaining patents, copyrights, trademarks, or service marks for the Company in the United States and in foreign countries.

6.6    Enforcement. Executive acknowledges and agrees that, by virtue of his position, his services and access to and use of confidential records and proprietary information, any violation by him of any of the undertakings contained in this Section 6 would cause the Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law. Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 6. Executive waives posting by the Company or its affiliates of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 6 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

7.  Key Man Insurance. Executive recognizes and acknowledges that the Company or its affiliates may seek and purchase one or more policies providing key man life insurance with respect to Executive, the proceeds of which would be payable to the Company or such affiliate. Executive hereby consents to the Company or its affiliates seeking and purchasing such insurance and will provide such information, undergo such medical examinations (at the Company’s expense), execute such documents, and otherwise take any and all actions reasonably necessary or desirable in order for the Company or its affiliates to seek, purchase, and maintain in full force and effect such policy or policies.

8.     Assignment and Transfer.

(a)  Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company without Executive’s consent to, any purchaser of all or substantially all of the Company’s business or assets, or to any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise).

(b)  Executive. The parties hereto agree that Executive is obligated under this Agreement to render personal services during the Term of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement special value. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s estate.

9.     Miscellaneous.

(a)       Other Obligations. Executive represents and warrants that neither Executive’s employment with the Company nor Executive’s performance of Executive’s obligations hereunder will conflict with or violate or otherwise are inconsistent with any other obligations, legal or otherwise, which Executive may have. Executive covenants that he shall perform his duties hereunder in a professional manner and not in conflict or violation, or otherwise inconsistent with other obligations legal or otherwise, which Executive may have.

(b)       Nondisclosure; Other Employers. Executive will not disclose to the Company, use, or induce the Company to use, any proprietary information, trade secrets or confidential business information of others. Executive represents and warrants that Executive does not possess any property, proprietary information, trade secrets and confidential business information belonging to any prior employers.

(c)       Cooperation. Following termination of employment with the Company for any reason, Executive shall cooperate with the Company, as requested by the Company, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive. The Company shall reimburse Executive’s reasonable out-of-pocket expenses incurred in connection with the obligations in this Section 9(c).

(d)       Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided to him under Section 5 of this Agreement by seeking other employment or otherwise, nor shall the amount of any payments provided to Executive under Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer after the termination of Executive’s employment or otherwise.

(e)       Protection of Reputation. During the Term and thereafter, Executive agrees that he will take no action which is intended, or would reasonably be expected, to harm the Company or any of its affiliates or its or their reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company or its affiliates. Nothing herein shall prevent Executive from making any truthful statement in connection with any legal proceeding or investigation by the Company or any governmental authority.

(f)       Governing Law. This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the internal laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the principles of conflicts of law or where the parties are located at the time a dispute arises.

(g)          Arbitration.

(i)	General. Executive and the Company specifically, knowingly, and voluntarily agree that they shall use final and binding arbitration to resolve any dispute (an “Arbitrable Dispute”) between Executive, on the one hand, and the Company (or any affiliate of the Company), on the other hand. This arbitration agreement applies to all matters relating to this Agreement and Executive’s employment with and/or termination of employment from the Company, including without limitation disputes about the validity, interpretation, or effect of this Agreement, or alleged violations of it, any payments due hereunder and all claims arising out of any alleged discrimination, harassment or retaliation, including, but not limited to, those covered by Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the Americans With Disabilities Act or any other federal, state or local law relating to discrimination in employment.

(ii)
Injunctive Relief. Notwithstanding anything to the contrary contained herein, the Company and any affiliate of the Company (if applicable) shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction to enforce Section 6 of this Agreement. For purposes of seeking enforcement of Section 6, the Company and Executive hereby consent to the jurisdiction of any state or federal court sitting in the City, County and State of New York.

(iii)
The Arbitration. Any arbitration pursuant to this Section 9(g) will take place in New York, New York, under the auspices of the American Arbitration Association, in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association then in effect, and before a panel of three arbitrators selected in accordance with such rules. Judgment upon the award rendered by the arbitrators may be entered in any state or federal court sitting in the City, County and State of New York.

(iv)
Fees and Expenses. In any arbitration pursuant to this Section 9(g), except as otherwise required by law, each party shall be responsible for the fees and expenses of its own attorneys and witnesses, and the fees and expenses of the arbitrators shall be divided equally between the Company, on the one hand, and Executive, on the other hand.

(v)
Exclusive Forum. Except as permitted by Section 9(g)(ii) hereof, arbitration in the manner described in this Section 9(g) shall be the exclusive forum for any Arbitrable Dispute. Except as permitted by Section 9(g)(ii), should Executive or the Company attempt to resolve an Arbitrable Dispute by any method other than arbitration pursuant to this Section 9(g), the responding party shall be entitled to recover from the initiating party all damages, expenses, and attorneys’ fees incurred as a result of that breach.

(h)  Entire Agreement. This Agreement (including the plans and agreement referenced in Sections 3(c) and 3(d)) contains the entire agreement and understanding between the parties hereto in respect of Executive’s employment and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting Executive’s employment, including all prior employment agreements between the Company and Executive, which agreement(s) hereby are terminated and shall be of no further force or effect.

(i)  Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and, on behalf of the Company, by its duly authorized officer.

(j)  Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction or arbitration panel to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court or arbitration panel making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial or arbitral proceeding, a court or arbitration panel shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court or arbitration panel determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.

(k)  Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive. As used herein, the words “day” or “days” shall mean a calendar day or days.

(l)  Nonwaiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by its duly authorized officer.

(m)  Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed: (i) in the case of the Company, to Nephros, Inc., 3960 Broadway, New York, New York 10032, attn.: (a) Chairman of the Compensation Committee of the Board of Directors and (b) Lead Director, with a copy to Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, attn.: Kevin B. Leblang, Esq.; and (ii) in the case of Executive, to Executive’s last known address as reflected in the Company’s records, or to such other address as Executive shall designate by written notice to the Company. Except as otherwise provided in Section 6.1 of this Agreement, any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given if personally delivered or at the time of mailing if sent by registered or certified mail.

(n)  Assistance in Proceedings, Etc. Executive shall, without additional compensation, during and after the Term, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any legal or quasi-legal proceeding, including any external or internal investigation, involving the Company or any of its affiliates. The Company shall reimburse Executive’s reasonable out-of-pocket expenses incurred in connection with the obligations in this Section 9(n).

(o)  Survival. Cessation or termination of Executive’s employment with the Company shall not result in termination of this Agreement. The respective obligations of Executive and the Company as provided in Sections 5, 6, 8 and 9 of this Agreement shall survive cessation or termination of Executive’s employment hereunder.

(p)  Section 409A of the Code. The Company makes no representations regarding the tax implications of the compensation and benefits to be paid to Executive under this Agreement, including, without limitation, under Section 409A of the Code. Executive and the Company agree that in the event the Company reasonably determines that the terms hereof would result in Executive being subject to tax under Section 409A of the Code, Executive and the Company shall negotiate in good faith to amend this Agreement to the extent necessary to prevent the assessment of any such tax, including by delaying the payment dates of any amounts hereunder.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement on August 2, 2006, to be deemed effective as of the date first written above.

NEPHROS, INC.                                                       EXECUTIVE:

By:  /s/ Norman J. Barta                           /s/ William J. Fox
Name:  Norman J. Barta
   Title:  President and Chief Executive Officer

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